Exhibit 99.1

Quanterix Announces Appointment of Interim Chief Financial Officer

Billerica, Mass. – April 21, 2021 — Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis with the goal of advancing the science of precision health, today announced that it has appointed Shawn Stetson as the Company's interim chief financial officer, effective May 11, 2021. Mr. Stetson will assume his new responsibilities upon the departure of the Company’s current chief financial officer Amol Chaubal, who has accepted the chief financial officer role at Waters Corporation. Quanterix has initiated a search for a permanent replacement.

Kevin Hrusovsky, Chairman, Chief Executive Officer, and President of Quanterix commented, “With his strong background and knowledge of our Company, we have full confidence in Shawn’s ability to lead the Quanterix finance team while we identify a permanent successor. We would also like to congratulate Amol on his new role at Waters Corporation and for his contributions at Quanterix building a strong financial organization. We wish Amol and Shawn great success in the next phase of their careers.”

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts. For additional information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Media Contact:
PAN Communications
Staci Didner, (407) 734-7325
quanterix@pancomm.com

Investor Relations Contact:
Stephen Hrusovsky
(774) 278-0496
shrusovsky@quanterix.com